Exhibit 99.1

SMARTFINANCIAL APPROVES

REGULAR QUARTERLY CASH DIVIDEND

KNOXVILLE, Tenn., October 28, 2024 – SmartFinancial, Inc. (“SmartFinancial”) (NYSE: SMBK), the parent company for SmartBank, announced that on October 25, 2024, the board of directors of SmartFinancial declared a quarterly cash dividend of $0.08 per share of SmartFinancial common stock payable on November 27, 2024, to shareholders of record as of the close of business on November 12, 2024.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the publicly-traded bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007 with branches across Tennessee, Alabama, and Florida. Recruiting the best people, delivering exceptional client service, strategic branching, and a disciplined approach to lending have all contributed to the company’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

Factors that could affect the forward-looking statements in this release can be found in the cautionary language included under the headings “Forward-Looking Statements” and “Risk Factors” in SmartFinancial’s Annual Report on Form 10-K for the year ended December 31, 2023, and other documents subsequently filed by SmartFinancial with the SEC. No forward-looking statement can be guaranteed. SmartFinancial expressly disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Investor Contacts

Billy Carroll	Nathan Strall
President & Chief Executive Officer	VP and Director of Strategy & Corporate Development
Email: billy.carroll@smartbank.com	Email: nathan.strall@smartbank.com
Phone: (865) 868-0613	Phone: (865) 868-2604